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July 26, 2006

Email to current ADIC Employee Stock Purchase Plan Participants from Yukio Morikubo, ADIC General Counsel

Team members,

Due to the pending merger of ADIC with Quantum (the “Merger”), this will be the last cycle for the ADIC Employee Stock Purchase Plan (ESPP). For those of you who are participating in the current cycle of the ADIC ESPP plan, this communication outlines what you can expect to occur with respect to ADIC’s ESPP for this offering period.

First of all, congratulations on your participation in the ADIC ESPP. Assuming ADIC share prices remain at current levels, the ADIC shares purchased through the ESPP this period will cost about $7.5438, which is a 15% discount from the market price at the beginning of the period. With respect to these shares and any other ESPP shares you have accumulated over time, you won’t have to do anything to take advantage of the $12.25 per share price that Quantum will pay for ADIC shares in connection with the Merger.

The last date for participant contributions to this cycle will occur next week. Because of differing payroll cycles in the US and Europe, ESPP payroll deductions will cease on slightly different dates for US and European team members. In order to allow enough time to purchase ADIC stock and have it in your Smith Barney account prior to the expected mid-August closing date, the final ESPP deduction will be on August 3rd for US team members, and July 31st for European team members. After the final payroll deduction we will purchase the shares; and you will be able to see your shares in your Smith Barney account in mid-August. We will send an email confirming the exact date in the upcoming weeks.

Once the ADIC ESPP shares are in your Smith Barney account, they will be treated as all other outstanding shares that are held by you at the acquisition closing date. Because they were acquired after the record date of July 13, 2006 for voting on the transaction, you will not be entitled to vote these shares at the ADIC shareholders meeting on August 18th, but you will be paid merger consideration for these shares upon closing of the Merger. Cash is the default consideration for your ADIC shares in the Merger.

No further payroll deductions will be made after this final cycle under the ADIC ESPP. Quantum has a similar ESPP but ADIC ESPP participants will have to enroll separately in that plan in the next open enrollment period. Enrollment in the Quantum ESPP will not be automatic simply because you were an ADIC ESPP participant.

If you have any questions regarding this email, please feel free to contact Stacie Timmermans, Jodi Tveit or me.

Thanks,

Yukio

On July 20, 2006, Quantum filed with the SEC a Registration Statement on Form S-4/A containing a definitive Proxy Statement/Prospectus regarding the proposed transaction between Quantum and ADIC. Investors and shareholders are urged to carefully read the Proxy Statement/Prospectus because it contains important information about Quantum, ADIC, the transaction and related matters. The Proxy Statement/Prospectus was mailed to shareholders of ADIC on or about July 21, 2006. The Registration Statement and the Proxy Statement/Prospectus and other relevant materials and any other documents filed by ADIC or Quantum with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov .. Investors and shareholders may obtain free copies of the documents filed by ADIC with the SEC by contacting Investor Relations (425) 881-8004 or Invest@adic.com and of the documents filed by Quantum with the SEC from Quantum by contacting Investor Relations at (408) 944-4450 or IR@quantum.com.

ADIC and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of ADIC in connection with the transaction described herein. Information regarding the special interests of these directors and executive officers in the transaction described herein is included in the Proxy Statement/Prospectus described above.